UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2015

CAMBRIDGE CAPITAL ACQUISITION CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36229	46-3774077
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 South Flagler Drive, Suite 201, West Palm Beach, FL 33401

(Address of Principal Executive Offices) (Zip Code)

561 932-1600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 6, 2015, Cambridge Capital Acquisition Corporation (“Cambridge”), a Delaware corporation, Cambridge Holdco, Inc. (“Holdco”), a Marshall Islands corporation and a wholly owned subsidiary of Cambridge, Cambridge Merger Sub, Inc. (“Merger Sub”), a Marshall Islands corporation and a wholly owned subsidiary of Holdco, Parakou Tankers, Inc. (“Parakou”) and Por Liu, the sole shareholder of Parakou, mutually agreed to terminate the proposed business combination between the parties by means of a Termination Agreement (the “Termination Agreement”).

The Termination Agreement terminates the Business Combination Agreement (the “Merger Agreement”), dated as of December 1, 2015, by and among Cambridge, Holdco, Merger Sub, Parakou and Por Liu, except for certain customary provisions of the Merger Agreement specifically set forth in the Termination Agreement. No termination penalties were paid by any party as a result of the termination.

The foregoing description of the Termination Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Termination Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

The disclosure set forth in Item 1.01 above with respect to the Termination Agreement and the Merger Agreement is incorporated by reference herein.

Item 8.01. Other Events.

As a result of the termination of the Merger Agreement, the special meeting of Cambridge’s stockholders, which was scheduled to be held on May 8, 2015 for the purpose of voting on the Merger Agreement and proposed transactions related thereto, has been cancelled. Cambridge’s stockholders should disregard the proxy statement/prospectus mailed to them on or about March 30, 2015.

On May 7, 2015, Cambridge and Parakou issued a joint press release announcing the termination of the proposed business combination between Cambridge and Parakou. The press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit

10.1	Termination Agreement, dated as of May 6, 2015, by and between Cambridge, Holdco, Merger Sub, Parakou and Por Liu

99.1	Press release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 7, 2015

Cambridge Capital Acquisition Corporation

By:	/s/ Benjamin Gordon
	Name:	Benjamin Gordon
	Title:	Chief Executive Officer